                                                                   Exhibit 10.32

                           GENXON MEMBERSHIP TRANSFER
                                      AND
                              SETTLEMENT AGREEMENT

     This GENXON Membership Transfer and Settlement Agreement (the "Agreement") is made effective as of the 19th day of December, 2001, by and between Catalytica Energy Systems, Inc., a Delaware corporation ("CESI"), Woodward Governor Company, a Delaware corporation ("WGC"), and GENXON Power Systems, a Delaware Limited Liability Company, (the "Company") and has reference to the following facts:

     Whereas, pursuant to a Limited Liability Operating Agreement dated October 21, 1996 (as amended December 4, 1997 and October 20, 1998, the "Operating Agreement"), Catalytica Combustion Systems, Inc., a Delaware corporation ("CCSI"), and WGC formed the Company, for the purposes and on the terms set forth in the Operating Agreement, and,

     Whereas, CESI is a successor-in-interest to CCSI and succeeded to the ownership of all of CCSI's Units of the Company, and,

     Whereas, CESI and WGC wish to set forth the terms on which WGC will transfer all of its Units in the Company to CESI and the amendment and restatement of the Operating Agreement.

     The parties agree as follows:

     1. Definitions. Terms used herein with initial capitalization shall have
        -----------
the meanings assigned to them in the Operating Agreement unless the context otherwise requires or this Agreement specifies a different definition.

     2. Transfer of Units. Effective upon execution of this Agreement, in
        -----------------
consideration of: (i) the settlement set forth in Section 3 of this Agreement,
(ii) the payment of [$10,000] by CESI to WGC pursuant to Section 4 of this Agreement, and (iii) the other undertakings set forth in this Agreement, WGC transfers to CESI 50,000 Units of the Company (being all of the Units of the Company held by WGC).

     3. Settlement of Glendale Claims. A law suit is currently pending between
        -----------------------------
CCSI, the Company, and the City of Glendale, California ("Glendale") in the Superior Court of California, for the County of Orange, Case No. 00CC13002 (the "Litigation). The Litigation arose pursuant to the Technical Services Agreement between Glendale and CCSI dated September 18, 1996 (the "TSA"). Notwithstanding the transfer of Units pursuant to this Agreement CESI and WGC desire to share the burden of the Litigation as set forth below.

     CESI and WGC agree that CESI alone shall control the Litigation, but shall in good faith from time to time consult with and keep WGC informed as to the progress of the Litigation and upon reasonable request provide WGC with copies of any requested documents, including work product, under the joint defense privilege. In the event that (i) WGC becomes a party to the Litigation and (ii) WGC and CESI are represented by separate counsel, any further sharing of the burden of the Litigation shall then cease at WGC's sole discretion, except as otherwise thereafter agreed.

     Unless and until WGC becomes a party to the Litigation and is represented by separate counsel, CESI and WGC each shall bear 50% of the attorneys' fees and legal costs (including, but not limited to, filing fees, expert fees, transcript fees, copying costs, electronic evidence discovery costs and all other fees and costs associated with the Litigation).

     If the Litigation is settled, CESI and WGC each shall bear 50% of up to the first $3,000,000 of the settlement amount, and CESI shall bear 70% and WGC shall bear 30% of the settlement amount in excess of $3,000,000.

     If the Litigation is not settled and proceeds to trial with fraud, intentional or negligent misrepresentation claims, or any other tort claim related to the formation of the TSA pending against CESI, CESI shall request a special verdict to apportion any judgment against CESI on a cause-of-action by cause-of-action basis, and CESI shall bear 100% of any judgment on claims of fraud, intentional or negligent misrepresentation, or any other tort claim related to the formation of the TSA against CESI.

     If the Litigation is not settled and proceeds to trial with claims in addition to or other than claims of the sort addressed in the preceding paragraph:

          A. In the event of a WGC Claim, WGC shall request a special verdict to apportion any judgment against WGC on a cause-of-action by cause-of-action basis and WGC shall bear such portion of any such judgment as such special verdict shall determine. For these purposes, a "WGC Claim" shall include any claim that
(i) alleges acts or omissions on the part of WGC giving rise to a remedy on behalf of any party to the Litigation, and (ii) on which a judgment is entered. For the avoidance of doubt, WGC understands, and CESI confirms, that, as of the date of this Agreement, there is not any claim pending in the TSA that alleges acts or omissions relating to the TSA, or otherwise, on the part of WGC.

          B. In the event of a CESI Claim, CESI shall request a special verdict to apportion any judgment against CESI on a cause-of-action by cause-of-action basis and CESI shall bear such portion of any such judgment as such special verdict shall determine. For these purposes, a "CESI Claim" shall include any claim that (i) alleges acts or omissions on the part of CESI or CCSI giving rise to a remedy on behalf of any party to the TSA, and (ii) on which a judgment is entered.

          C. In the event that any claim or claims in addition to or other than claims of the sort addressed in the preceding paragraphs A. and B. proceed to judgment, CESI and WGC each shall bear 50% of up to the first $2,000,000 in any judgment, and CESI shall bear 60% and WGC shall bear 40% of any judgment in excess of $2,000,000.

     4. Payment by CESI to WGC. Concurrent with the execution of this Agreement,
        ----------------------
CESI shall make payment to WGC in the amount of US $10,000 (Ten Thousand
Dollars).

     5. Amendment of Operating Agreement. Pursuant to Section 10.3 of the
        --------------------------------
Operating Agreement, the parties agree that the Company shall continue with one member. CESI is concurrently amending and restating the Operating Agreement by executing an Amended and Restated Operating Agreement in the form attached as Exhibit A.

     6. Tax Matters.
        -----------

        6.1 In the event of a third-party claim for taxes, CESI shall permit
WGC to control any audit or proceeding relating to any taxable year or period in which WGC was a partner in the Company. CESI and WGC shall equally bear the costs of such audit or proceeding. WGC shall not settle or otherwise compromise any issue or matter without CESI's prior consent which consent may not be unreasonably withheld. CESI shall make available or shall cause the Company to make available such records and materials as WGC may require for the defense of any audit or proceeding relating to the Company. Each party shall promptly provide to the other all material correspondence with any tax authority relating to any such audits or proceedings.

        6.2 WGC shall be permitted to file an amended tax return of the Company relating to any taxable year or period in which WGC was a partner in the Company to the extent that the amended tax return relates to or reflects an adjustment made by the Internal Revenue Service or any other taxing authority. CESI shall have a reasonable opportunity to review any amended tax return prior to filing. WGC shall not file an amended tax return that would result in the imposition of a material tax detriment to CESI without first obtaining CESI's consent which consent shall not be unreasonably withheld. For these purposes, a "material tax detriment to CESI" shall mean a federal or state tax liability in excess of $10,000 determined by reference to CESI's tax position as of the effective date of this Agreement, which position shall not take into account the operating result of CESI attributable to any period or portion thereof beginning after the effective date of this Agreement. If WGC files an amended tax return that results in the imposition of a material tax detriment to CESI without CESI's consent, WGC agrees to indemnify CESI against any such tax detriment in excess of $10,000 in tax liability.

     7. Agreements Terminated.
        ---------------------

        7.1 The GENXON/Catalytica Combustion Systems License Agreement, effective as of the October 21, 1996, by and between the Company and

CCSI, is hereby, as of the date of this Agreement, superseded and terminated and shall be null, void and of no further force and effect.

         7.2 The GENXON/Catalytica Combustion Systems License Agreement, effective as of October 21, 1996, by and between the Company and WGC, is hereby, as of the date of this Agreement, superseded and terminated and shall be null, void and of no further force and effect.

         7.3 The Services Agreement, dated as of October 21, 1996, by and between CCSI, WGC, and the Company, is hereby, as of the date of this Agreement, superseded and terminated and shall be null, void and of no further force and effect.

     8.  Agreements Not Terminated.
         -------------------------

         8.1 The Service Agreement No. 1, dated as of August 10, 2000, by and between CCSI and WGC shall remain in full force and effect. The parties acknowledge that, as CCSI's successor-in-interest, CESI is a party to such agreement in lieu of CCSI.

         8.2 The Supply Agreement, dated as of October 21, 1996, by and between CCSI, WGC, and the Company shall remain in full force and effect.

     9.  Other Continuing Rights. Notwithstanding this Agreement, including
         -----------------------
Section 7 hereof, the rights of WGC to use the Information (as defined in Exhibit B attached hereto), shall remain in full force and effect only for and during the term of the Control Patent Cross-License Agreement (the "Cross-License Agreement") being executed concurrently with this Agreement by CESI and WGC. WGC's right to use the Information shall terminate upon the termination of the Cross-License Agreement. WGC shall not disclose any Information to any third party, and may use such Information solely for the purpose of exercising its rights under the Cross-License Agreement. In order to allow WGC to exercise fully the licenses granted by CESI to WGC in the Cross-License Agreement, CESI hereby releases WGC from any claims, in the past, present and future, arising out of or based upon WGC's exposure to any CESI non-patented or non-patentable technology, information or materials (with the exception of any breach in the future of confidentiality with respect to the information identified in Exhibit B) provided to WGC by CESI prior to the Effective Date, if any.

     10. Consent to Transfers of Units. Pursuant to Sections 7.1(b) and 10.3 of
         -----------------------------
the Operating Agreement, the parties hereby consent to WGC's transfer of its Units to CESI pursuant to this Agreement.

     11. Miscellaneous.
         -------------

         11.1 This Agreement shall be governed by the laws of the State of California without regard to principles of conflict of laws.

         11.2 Notices. Any notice required or permitted to be given under this
              -------
Agreement shall be in writing. Notices to a party shall be deemed to have been duly given upon personal delivery, at the close of business on the fifth day after being deposited in United States mail, registered or certified, postage prepaid, and addressed to the address provided to the Company for such party, at the close of business on the first California business day after being deposited in the United States with a nationally recognized overnight delivery service, with delivery charges prepaid, and addressed as provided in the preceding clause, or when actually received by such party by public or private mail, telecopy, telex or telegram.

          The parties have executed this Agreement as of the date first written above.

Catalytica Energy Systems, Inc.            Woodward Governor Company



By:     /s/ Craig N. Kitchen               By:     /s/ John A. Halbrook
      -------------------------------            -------------------------------

Name:       Craig N. Kitchen               Name:       John A. Halbrook
      -------------------------------            -------------------------------

Title:      President and CEO              Title:      Chairman and CEO
      -------------------------------            -------------------------------

                                    EXHIBIT A

                    Amended and Restated Operating Agreement

                                   [attached]

                                    EXHIBIT B

The "Information" referred to in Section 9 of the Agreement is defined as the following:

     o January 21,2000 Memorandum subject heading "Control Strategy for Angle Sensor" that provides the specific details on how the regular catalyst activity performance measurements will be done using the preburner and UV-sensor. This memo also includes a logical flow diagram.

     o February 26, 2000 Memorandum subject heading "System Control-Initial Approach" outlining the general approach to controlling bypass and automatically compensate for catalyst aging.

     o June 19, 2000 Memorandum subject heading "Functional Characterizations for Xonon 2.1" that provide specific details on how the bypass valve and adaptive control systems should be controlled. The memo also includes flow diagrams of a portion of the Xonon 2.0 logic and illustrates the changes for the Xonon 2.1 combustor.

     o August 30, 2000 Power Point presentation titled "Control of a Gas Turbine with the Xonon Combustion System - Technology Update with Woodward and CDI" containing an overview of the Xonon 2.0 logic and the changes for the Xonon 2.1 combustor (bypass control).

     o August 30, 2000 Memorandum subject heading "Controls Development Test Plan" that provides detailed information on the testing planned for September, October and November 2000. The memo outlines how the data analysis will be performed and in what order and manner the new Xonon
          2.1 logic should be incorporated.

     o Simulink logic diagram of key areas of the 2.0 and 2.1 logic created by Guerry Buehman of CDI (a sub-contractor of CESI).

     o August 31, 2000 Memorandum subject heading "Analytical Expressions Relating Tad and Fuel/Air Ratio" that summarizes the adiabatic combustion temperature calculation used in the Xonon 2.0 and 2.1 control logic.

     o September 1, 2000 email communication and electronic attachment of Simulink version of the 2.1 logic prepared by Guerry Buehman of CDI (a sub-contractor of CESI).

                                   EXHIBIT B
                                  (continued)

     o September 11, 2000 Memorandum subject heading "Functional Characterizations for Xonon 2.1" containing temporary values for the look-up tables in the logic.

     o December 8, 2000 Memorandum subject heading "Tad Compensation for Preburner Primary Airflow Calculation" to improve the primary airflow calculation.

     o January 4, 2001 Memorandum subject heading "Revisions - Functional Characterizations for Xonon 2.1" that includes updates on how airflow is calculated plus utilizes curve-blocks instead of an iterative calculation to determine catalyst activity.

     o January 29, 2001 Memorandum subject heading "0117 SVP Xonon-2.1 Build C Air Flow Summary" that details CESI analysis of the air flow calculation equation being used in the logic.

     o March 13, 2001 Memorandum subject heading "Xonon 2.1 Control Functions" that summarizes the incremental updates (including bleed logic) since the original "Functional Characterizations for Xonon 2.1" document was issued.

     o October 1, 2001 Memorandum subject heading "Control Strategy to Minimize Load Oscillations During Unloading Sequence" that summarizes the key approaches CESI intends to incorporate into the logic.